Filed Pursuant to Rule 424(b)(2)
File No. 333-182197

Pricing Supplement No. 128

Dated: July 24, 2013

(To Prospectus dated June 18, 2012 and Prospectus Supplement dated June 18, 2012)

CALCULATION OF REGISTRATION FEE

Class of securities offered	Medium-Term Senior Notes, Series E
Aggregate offering price	$800,000,000
Amount of registration fee	$109,120*

*The filing fee of $109,120 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 4 page(s).

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series E

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $800,000,000

Issue Price: 99.896%, plus accrued interest, if any, from July 29, 2013

Proceeds to Company on original issuance:  $796,368,000 (before expenses)

Commission: $2,800,000 (0.350%)

Agent:

☒ Barclays Capital Inc.	☐ Mischler Financial Group, Inc.
☐ BNP Paribas Securities Corp.	☒ Mitsubishi UFJ Securities (USA), Inc.
☐ BNY Mellon Capital Markets, LLC	☒ Mizuho Securities USA Inc.
☒ CastleOak Securities, L.P.	☐ Morgan Stanley & Co. LLC
☒ Citigroup Global Markets Inc.	☐ RBC Capital Markets, LLC
☐ Credit Suisse Securities (USA) LLC	☐ RBS Securities Inc.
☒ Deutsche Bank Securities Inc.	☒ Samuel A. Ramirez & Company, Inc.
☐ Goldman, Sachs & Co.	☐ UBS Securities LLC
☐ HSBC Securities (USA) Inc.	☒ U.S. Bancorp Investments, Inc.
☐ J. P. Morgan Securities LLC	☒ Wells Fargo Securities, LLC
☒ Lebenthal & Co., LLC	☒ The Williams Capital Group, L.P.
☐ Merrill Lynch Pierce Fenner & Smith Inc.	☒ Other: ANZ Securities, Inc. nabSecurities, LLC TD Securities (USA) LLC

1

Agent	Amount
Barclays Capital Inc.	$150,000,000
Citigroup Global Markets Inc.	150,000,000
Deutsche Bank Securities Inc.	150,000,000
Wells Fargo Securities, LLC	150,000,000
ANZ Securities, Inc.	29,400,000
TD Securities (USA) LLC	29,400,000
Mitsubishi UFJ Securities (USA), Inc.	29,300,000
Mizuho Securities USA Inc.	29,300,000
nabSecurities, LLC	29,300,000
U.S. Bancorp Investments, Inc.	29,300,000
The Williams Capital Group, L.P.	9,600,000
CastleOak Securities, L.P.	4,800,000
Lebenthal & Co., LLC	4,800,000
Samuel A. Ramirez & Company, Inc.	4,800,000

Total	$800,000,000

Agents’ capacity on original issuance:	☐ As Agent
☒ As Principal

If as principal:

☐            The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

☒          The Notes are being offered at a fixed initial public offering price of 99.896% of Principal Amount or Face Amount.

Form of Note: ☒ Global ☐ Definitive

Trade Date:	July 24, 2013

Original Issue Date:	July 29, 2013

Stated Maturity:	July 27, 2018

Specified Currency (if other than U.S. Dollars): N/A

Authorized Denominations (if other than as set forth in the Prospectus Supplement): Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Semi-annually on the 27th day of each January and July.  If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day.

First Interest Payment Date: January 27, 2014

Indexed Principal Note: ☐ Yes (See Attached) ☒ No

Type of Interest Rate: ☒ Fixed Rate ☐ Floating Rate ☐ Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes): 2.125%

Initial Interest Rate (Floating Rate Notes): N/A

Base Rate:	☐ CD Rate	☐ Commercial Paper Rate
	☐ EURIBOR	☐ Federal Funds Rate
	☐ LIBOR	☐ Treasury Rate
	☐ Prime Rate	☐ Other (See Attached)

Calculation Agent: N/A

Computation of Interest (If other than as set forth in the Prospectus Supplement):

☒ 30 over 360	☐ Actual over Actual
☐ Actual over 360	☐ Other (See Attached)

Interest Reset Dates: N/A

Rate Determination Dates (If other than as set forth in the Prospectus Supplement): N/A

Index Maturity: N/A

Spread (+/-): N/A

Spread Multiplier: N/A

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

☐ Yes (See Attached)	☒ No

Maximum Interest Rate: None

Minimum Interest Rate: None

Amortizing Note: ☐ Yes (See Attached)	☒ No

Optional Redemption: ☐ Yes   ☒ No

Optional Redemption Dates:	N/A
Redemption Prices:	N/A
Redemption:	☐ In whole only and not in part
☐ May be in whole or in part

Optional Repayment:  ☐ Yes   ☒  No

Optional Repayment Dates:	N/A
Optional Repayment Prices:	N/A

Discount Note:  ☐  Yes   ☒  No

Total Amount of OID:	N/A
Bond Yield to Call:	N/A

Yield to Maturity:   2.147%

CUSIP: 0258M0DJ5

ISIN: US0258M0DJ59

DESCRIPTION OF THE NOTES:

The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated June 18, 2012 and Prospectus Supplement dated June 18, 2012, to which reference is hereby made.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This pricing supplement hereby incorporates by reference the document set forth below (in addition to the documents incorporated by reference in the Prospectus and Prospectus Supplement):

Filings of American Express Credit Corporation (SEC File No. 001-06908)	Date
Current Report on Form 8-K	July 23, 2013